FIRST AMENDMENT TO
THE CONTRACT FOR
INVESTMENT ADVISORY SERVICES

WHEREAS, The Berwyn Funds, a Delaware business trust (the “Trust”), on behalf of Berwyn Cornerstone Fund (the “Fund”), and The Killen Group, Inc. (the “Adviser”), all having their principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, have entered into a Contract for Investment Advisory Services as of January 24, 2002 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective July 1, 2010, the Trust, on behalf of the Fund, and the Adviser agree to amend the Agreement as follows:

1.	Section Two of the Agreement is hereby amended to read as follows:

“a.     The Fund agrees to pay Adviser and Adviser agrees to accept, as full compensation for all services rendered by Adviser hereunder, a fee at an annual rate equal to 0.85% of the average daily net assets of the Series.  The fee will be paid monthly in arrears.”

2.	Excepted as amended hereof, the Agreement shall remain in full force and effect.

Executed this 1st day of July, 2010

THE BERWYN FUNDS

By:	/s/ Robert E. Killen
Robert E. Killen, Trustee

THE KILLEN GROUP, INC.

By:	/s/ Robert E. Killen
Robert E. Killen, Chairman and CEO